April 14, 2005


Mail Stop 0306


Mr. Bruce J. Barrett
President and Chief Executive Officer
Somanetics Corporation
1653 East Maple Road
Troy, MI  48083-4208

	RE:	Somanetics Corporation
		Form 10-K for the Fiscal Year Ended November 30, 2004 Form 10-Q for the Fiscal Quarter Ended February 28, 2005
File No. 000-19095

Dear Mr. Barrett:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant

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Mr. Bruce J. Barrett
Somanetics Corporation
April 13, 2005
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